Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
RSC Holdings Inc.:
We consent to the incorporation by reference in Registration Statement No. 333-143175 on Form S-8 of RSC Holdings Inc. of our report dated March 14, 2008, with respect to the consolidated balance sheets of RSC Holdings Inc. and subsidiaries (the Company) as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ deficit and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedule, which report appears in the December 31, 2007 Annual Report of Form 10-K of RSC Holdings Inc.
Our report on the consolidated financial statements refers to the adoption by the Company of the provisions of Statement of Financial Accounting Standards No. 123(R), Share Based Payment, effective January 1, 2006 and Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, effective January 1, 2007.
/s/ KPMG LLP
Phoenix, Arizona
March 14, 2008